                       FIRST MISSOURI FINANCIAL, M.H.C.
                          4131 SOUTH GRAND BOULEVARD
                        ST. LOUIS, MISSOURI 63118-3464
                                (314) 352-3333

                     NOTICE OF SPECIAL MEETING OF MEMBERS
                           TO BE HELD ON      , 1997

  NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the members of First Missouri Financial, M.H.C. (the "Mutual Holding Company") will be held at the Mutual Holding Company's office located at 4131 South
Grand Boulevard, St. Louis, Missouri, on       , 1997, at     .m., to consider
and vote upon:

  (i) a Plan of Conversion and Reorganization, as amended from time to time (the "Plan"), and a related Plan of Merger, pursuant to which (i) the Mutual Holding Company, which owns 53.2% of the outstanding shares of common stock of Equality Savings and Loan Association, F.A. (the "Association"), will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into the Association, whereby the Mutual Holding Company will cease to exist and the Association's shares of common stock held by the Mutual Holding Company will be canceled; (ii) the Association will establish, as a wholly-owned subsidiary, Equality Bancorp, Inc., a Delaware corporation (the "Holding Company"), that will become the new holding company for the Association upon completion of the transactions contemplated by the Plan, (iii) the Holding Company will establish, as a wholly-owned subsidiary, a second federal interim stock savings association that will merge with and into the Association, whereby the Association will become a wholly-owned subsidiary of the Holding Company and the shares of common stock held by the stockholders of the Association other than the Mutual Holding Company will be converted into shares of Holding Company common stock (the "Common Stock") under the terms of an exchange ratio determined by the Board of Directors of the Mutual Holding Company; (iv) the Holding Company will grant nontransferable rights to subscribe for shares of the Common Stock to certain persons in a subscription offering according to certain preference categories and, subject to the prior rights of holders of subscription rights, the Holding Company also may offer shares of Common Stock in a community offering to members of the general public (collectively, the "Conversion and Reorganization"); and (v) the Association's federal stock charter will be amended to read in the form of a federal stock savings bank charter, to change the name of the Association to "Equality Savings Bank," and to eliminate certain provisions applicable for five years from October 22, 1993, the date of the formation of the Mutual Holding Company; and

  (ii) an adjournment of the Special Meeting if necessary to permit further solicitation of proxies in the event there are insufficient votes at the time of the Special Meeting to approve the Plan; and

  (iii) such matters as may properly be brought before the Special Meeting or any adjournment thereof (Note: Management of the Mutual Holding Company is not aware of any such other matters).

  The Board of Directors has fixed the close of business on       , 1997, as
the record date for the determination of members entitled to notice of and to vote at the Special Meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Richard C. Fellhauer
                                          President and Chief Executive
                                           Officer

St. Louis, Missouri
      , 1997

                                   IMPORTANT

  YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE. THIS WILL ASSURE THAT YOUR VOTE WILL BE COUNTED IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING BUT WILL NOT PREVENT YOU FROM ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF THE MUTUAL HOLDING COMPANY AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING, BY SUBMITTING A LATER DATED PROXY OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

  THE MUTUAL HOLDING COMPANY MAY NOT USE ANY PROXIES EXECUTED PRIOR TO THE DATE OF THE ENCLOSED PROSPECTUS TO VOTE FOR THE PLAN. THEREFORE, THE FAILURE OF A MEMBER TO RETURN AN EXECUTED PROXY WILL HAVE THE EFFECT OF A VOTE AGAINST THE PLAN, UNLESS THE MEMBER ATTENDS THE SPECIAL MEETING AND VOTES IN PERSON.

 THE BOARD OF DIRECTORS OF THE MUTUAL HOLDING COMPANY RECOMMENDS THAT YOU VOTE
                                 FOR THE PLAN.

                       FIRST MISSOURI FINANCIAL, M.H.C.
                          4131 SOUTH GRAND BOULEVARD
                        ST. LOUIS, MISSOURI 63118-3464
                                (314) 352-3333

                               ----------------

                                PROXY STATEMENT

                               ----------------

                          SPECIAL MEETING OF MEMBERS
                          TO BE HELD ON       , 1997

                        PURPOSE OF THE SPECIAL MEETING

  This Proxy Statement is being furnished to the members of the Mutual Holding Company (the "Mutual Holding Company") in connection with management's solicitation of proxies to be voted at the special meeting (the "Special Meeting") of members of the Mutual Holding Company to be held at the Mutual Holding Company's office located at 4131 South Grand Boulevard, St. Louis,
Missouri on    , 1997, at    .m., and at any adjournment thereof. The Special
Meeting is being held for the purpose of considering and voting on a Plan of Conversion and Reorganization of First Missouri Financial, M.H.C. and Equality Savings and Loan Association, F.A., as first adopted on May 16, 1997 and subsequently amended (the "Plan"), which is attached to this proxy statement as Appendix A, and a related Plan of Merger Between First Missouri Financial, M.H.C. and Equality Savings and Loan Association, F.A., which shall be dated as of the date of completion of the Conversion and Reorganization (as hereinafter defined), a copy of which is attached to this proxy statement as Appendix B, pursuant to which:

    (i) the Mutual Holding Company, which owns 53.2% of the outstanding shares of common stock of Equality Savings and Loan Association, F.A. (the "Association"), will convert from mutual form to a federal interim stock savings association ("Interim") and simultaneously merge with and into the Association, whereby the Mutual Holding Company will cease to exist and the Association's shares of common stock held by the Mutual Holding Company will be canceled;

    (ii) the Association will establish, as a wholly-owned subsidiary, Equality Bancorp, Inc., a Delaware corporation (the "Holding Company"), that will become the new holding company for the Association upon completion of the transactions contemplated by the Plan;

    (iii) the Holding Company will establish, as a wholly-owned subsidiary, a second federal interim stock savings association that will merge with and into the Association, whereby the Association will become a wholly-owned subsidiary of the Holding Company and the shares of common stock (the "Public Association Shares") held by the stockholders (the "Public Stockholders") of the Association other than the Mutual Holding Company will be converted into shares of Holding Company common stock (the "Exchange Shares") under the terms of an exchange ratio determined by the Board of Directors of the Mutual Holding Company (the "Exchange Ratio") that will result in the holders of the Public Shares owning in the aggregate approximately the same percentage of the common stock of the Holding Company (the "Common Stock") to be outstanding upon the completion of the transactions contemplated by the Plan as the percentage of shares of common stock of the Association ("Association Shares") owned by them in the aggregate immediately prior to the transactions, before giving effect to
  (a) the payment of cash in lieu of issuing fractional Exchange Shares, (b) any shares of Common Stock purchased by the Public Stockholders in the Offerings (as hereinafter defined) or the Holding Company's Employee Stock Ownership Plan (the "ESOP") thereafter, and (c) any exercise of dissenters' rights;

    (iv) nontransferable rights to subscribe for shares of the Common Stock will be granted to certain persons in a subscription offering according to certain preference categories and, subject to the prior rights of holders of subscription rights, the Holding Company also may offer shares of Common Stock in a community offering to members of the general public (collectively, the shares of Common Stock offered in the subscription and community offerings (the "Offering") are hereinafter referred to as "Conversion

  Shares"); (v) the Association's federal stock charter will be amended to read in the form of a federal stock savings bank charter, to change the name of the Association to "Equality Savings Bank," and to eliminate certain provisions applicable for five years from October 22, 1993, the date of the formation of the Mutual Holding Company (the transactions contemplated by the Plan are hereinafter referred to as the "Conversion and Reorganization").

  A vote in favor of the Plan and Plan of Merger also will constitute a vote in favor of the amended federal stock charter of the Association, a copy of which a Member may request from the Mutual Holding Company (see "HOW TO OBTAIN ADDITIONAL INFORMATION"), to read in the form of a federal stock savings bank charter; the amendment to take effect upon consummation of the Conversion and Reorganization or shortly thereafter. Hereinafter, references to the Plan shall be deemed to include the Plan of Merger.

                         RECOMMENDATION OF MANAGEMENT

             THE BOARD OF DIRECTORS OF THE MUTUAL HOLDING COMPANY
                    RECOMMENDS THAT YOU VOTE FOR THE PLAN.

  A VOTE IN FAVOR OF THE PROPOSED PLAN WILL NOT OBLIGATE ANYONE TO PURCHASE COMMON STOCK IN THE CONVERSION AND REORGANIZATION, NOR WILL APPROVAL OF THE PLAN BY THE MUTUAL HOLDING COMPANY'S MEMBERS AT THE SPECIAL MEETING OBLIGATE ANY PERSON TO PURCHASE ANY COMMON STOCK.

  Certain officers and directors of the Mutual Holding Company and the Association will receive awards under various employee stock benefit plans implemented at the time of the Conversion and Reorganization or shortly thereafter. Accordingly, these officers and directors will benefit personally from approval of the Plan.

                 VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

  The Board of Directors of the Mutual Holding Company has fixed the close of
business on       , 1997, as the record date (the "Voting Record Date") for
the determination of members entitled to notice of and to vote at the Special Meeting. All holders of the Association's savings, demand or other authorized accounts of the Association are members of the Mutual Holding Company. All members of record as of the close of business on the Voting Record Date who continue to be members on the date of the Special Meeting or any adjournment thereof will be entitled to vote at the Special Meeting or such adjournment.

  Each holder of an account in the Association will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the withdrawal value of all of the depositor's accounts in the Association as of the Voting Record Date, up to 1,000 votes. (For example, a depositor with $2,031 on deposit at the Association on or before the Voting Record Date would be entitled to cast 21 votes.) Borrowers of the Association as of October 22, 1993 who had borrowings outstanding at such date that continue to be outstanding as of the Voting Record Date are entitled to cast one vote at the Special Meeting. Any number of members present and voting, represented in person or by proxy at the Special Meeting, will constitute a quorum.

  Approval of the Plan to be presented at the Special Meeting will require the affirmative vote of at least a majority of the total outstanding votes of the Mutual Holding Company's members eligible to be cast at the Special Meeting. Any questions as to the eligibility of a member to vote or the number of votes allocated to each member, or any other matter related to voting will be resolved by the Secretary of the Mutual Holding Company at the time of the Special Meeting, and the records of the Mutual Holding Company will control any such resolution. As of the Voting Record Date for the Special Meeting,
there were approximately     votes eligible to be cast of which     votes
constitute a majority. Adjournment of the Special Meeting at which a quorum is present to permit the further solicitation of proxies in the event there are insufficient votes at the time of the Special Meeting to approve the Plan will require the affirmative vote of at least a majority of the total outstanding votes of the Mutual Holding Company's members represented, in person or by proxy, at the Special Meeting.

  This proxy statement and related materials are first being mailed to Members
on or about       , 1997.

  APPROVAL OF THE PLAN WILL REQUIRE THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE TOTAL OUTSTANDING VOTES OF THE MUTUAL HOLDING COMPANY'S MEMBERS ELIGIBLE TO BE CAST AT THE SPECIAL MEETING.

                                    PROXIES

  Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Any member giving a proxy will have the right to revoke his proxy at any time before it is voted by giving written notice to the Secretary of the Mutual Holding Company, provided that such written notice is received by the Secretary prior to the Special Meeting or any adjournment thereof, by submitting a later dated proxy or by attending the Special Meeting and choosing to vote in person.

  Enclosed is a proxy that may be used by any member to vote on the Plan. All properly executed proxies received by the Board of Directors of the Mutual Holding Company will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, such proxies will be voted in favor of the Plan (and the adjournment of the Special Meeting, if necessary). If any other matters are properly presented before the Special Meeting and may properly be voted upon, all proxies will be voted on such matters in accordance with the best judgment of the proxy holders named therein. If the enclosed proxy is returned, it may be revoked at any time before it is voted by written notice to the Secretary of the Mutual Holding Company, by submitting a later dated proxy, or by attending and voting in person at the Special Meeting. The proxies being solicited are only for use at the Special Meeting and any and all adjournments thereof, and will not be used for any other meeting. A member may vote at the Special Meeting or any adjournment thereof only by returning an executed proxy or by voting in person. General proxies will not be voted on the Plan. Management is not aware of any other business to be presented at the Special Meeting.

  Deposits held in a trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of IRA trusts established at the Association, the beneficiary may direct the trustee's vote on the Plan by returning a completed proxy card to the Mutual Holding Company. IF NO PROXY CARD IS RETURNED, THE TRUSTEE WILL VOTE IN FAVOR OF APPROVAL OF THE PLAN ON BEHALF OF SUCH BENEFICIARY. The Association's Board of Directors acts as trustee for IRA trusts established at the Association.

  Proxies also may be solicited by officers, directors or other employees of the Mutual Holding Company and the Association in person, by telephone or through other forms of communication. Such persons will be reimbursed by the Mutual Holding Company or the Association for their expenses incurred in connection with such solicitation. If necessary to permit further solicitation of proxies, the Special Meeting may be adjourned to a later date.

  Questions regarding the voting of proxies or proxy revocation procedures, may be directed to the Stock Information Center at telephone number (314) 352-3199.

  THE FAILURE OF A MEMBER TO RETURN AN EXECUTED PROXY WILL HAVE THE EFFECT OF A VOTE AGAINST THE PLAN IF THE MEMBER DOES NOT ATTEND THE SPECIAL MEETING AND VOTE FOR THE PLAN IN PERSON. THEREFORE, MEMBERS SHOULD MAKE EVERY EFFORT TO RETURN AN EXECUTED PROXY.

                                CAPSULE SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing in the Holding Company's
Prospectus, dated       , 1997 (the "Prospectus"), being delivered herewith,
the contents of which are hereby incorporated herein by reference.

The Association:             The Association is a federally-chartered-stock-
                             savings association regulated by the Office of Thrift Supervision (the "OTS"), and its deposits are insured by the Federal Deposit Insurance
                             Corporation (the "FDIC") through the Savings
                             Association Insurance Fund (the "SAIF"). The deposits of the Association will continue to be insured by the FDIC after the Conversion and Reorganization. The Association was originally chartered in 1884. At March 31, 1997, the
                             Association had total assets of $201.0 million, deposit accounts of $123.0 million and total stockholders' equity of $12.6 million. The
                             Association conducts its business through three full-service branch offices and five limited-service-loan-production offices. The
                             Association's main office is located at 4131
                             South Grand Boulevard, St. Louis, Missouri 63118-
                             3464, and its telephone number is (314) 352-3333.

                             On October 22, 1993, Equality Savings and Loan Association (the predecessor of the Association)
                             (i) reorganized into a mutual holding company and changed its name to "First Missouri Financial, M.H.C." and (ii) transferred substantially all of its assets and all of its liabilities to the Association, which sold a minority interest in its common stock to depositors of Equality Savings and Loan Association and various stock compensation plans (the "Mutual Holding Company Reorganization").

                             The Association's business is similar in many respects to other savings associations in that it gathers deposits from its local community and uses these funds, along with FHLB advances, to invest primarily in residential one- to four-family mortgage loans, U.S. government and agency securities and mortgage-backed securities and, to a lesser extent, multifamily and commercial real estate, consumer and commercial business loans. Notwithstanding these traditional thrift attributes, the Association's operations are distinct in that it conducts its residential mortgage lending business primarily through a wholly-owned mortgage-banking subsidiary--
                             Equality Mortgage Corporation ("EMC").

The Holding Company:
                             The Holding Company was incorporated as a Delaware corporation on May 14, 1997 at the direction of the Board of Directors of the Association to hold all of the capital stock of the Association and to facilitate the Conversion and Reorganization. The Holding Company has not engaged in any business to date and is not expected to engage in any business until the consummation of the Conversion and Reorganization. The Holding Company's offices are located at 9920 Watson Road, St. Louis, Missouri 63126, and its telephone number is (314) 965-7090. Following the Conversion and Reorganization, the Holding Company will be subject to regulation by the OTS.

The Mutual Holding
Company:
                             The Mutual Holding Company is a federally-chartered--mutual-holding company that was chartered in 1993 in connection with the

                             Mutual Holding Company Reorganization. The Mutual Holding Company's primary asset is 445,000 Association Shares, which represents 53.2% of the total issued and outstanding Association Shares. The Mutual Holding Company's only other assets consist of a deposit account in the amount of $50,000 as of March 31, 1997 (which will become an asset of the Association upon consummation of the Conversion and Reorganization).

The Conversion and           On May 16, 1997, the Boards of Directors of the
Reorganization:              Association and the Mutual Holding Company
                             adopted the Plan, which was amended on June 20, 1997 and August 8, 1997. The Holding Company is currently a first-tier wholly owned subsidiary of the Association. Pursuant to the Plan, (i) the Mutual Holding Company will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into the Association, pursuant to which the Mutual Holding Company will cease to exist and the Association Shares held by the Mutual Holding
                             Company will be canceled, and (ii) Interim will then merge with and into the Association. As a result of the merger of Interim with and into the Association, the Association will become a wholly-owned subsidiary of the Holding Company and the Public Association Shares will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common
                             Stock to be outstanding upon the completion of the Conversion and Reorganization (i.e., the Conversion Stock and the Exchange Shares) as the percentage of Association Shares owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares, (b) any shares of Conversion Stock purchased by the Public Stockholders in the Offering or the ESOP thereafter, and (c) any exercise of dissenters' rights. Upon consummation of the Conversion and Reorganization, the Association will change its name to "Equality Savings Bank."

                             The Plan of Merger providing for the merger of the Mutual Holding Company with and into the Association, which is attached to this proxy statement as Appendix B, and the Plan of Merger providing for the merger of Interim with and into the Association, each must be approved by the holders of at least two-thirds of the outstanding Association Shares at a special meeting of the stockholders of the Association to be held for
                             such purpose on       , 1997 (the "Stockholders'
                             Meeting"). The Plan, including the Plans of
                             Merger, will be submitted to stockholders of the Association for their approval at the Stockholders' Meeting. The Plan of Merger between Interim and the Association also must be approved by the Holding Company, as the sole stockholder of Interim. The Plan of Merger between Interim and the Association will be submitted to the Holding Company for approval along with the Plan.

                             In addition, the Mutual Holding Company, the
                             Association and the Holding Company
                             (collectively, the "Primary Parties") have conditioned the consummation of the Conversion and Reorganization upon the approval of the Plan, including the Plans of Merger, by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting. The Plan is subject to the approval of the OTS, and, in summary, it also must be approved by (i) at least a majority of the total outstanding votes of the voting members of the Mutual Holding Company at the Special Meeting, which votes may be cast in person or by proxy, (ii) a least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting, (iii) at least two-thirds of the outstanding Association Shares at the Stockholders' Meeting, and (iv) the Holding Company as the sole stockholder of Interim. See "SUMMARY OF PROPOSED CONVERSION AND REORGANIZATION."

                             Pursuant to the Plan, the Holding Company is
Securities Offered:          offering shares of its Common Stock in the
                             Offering.

Purchase Price:              The Holding Company will offer shares of its
                             Common Stock in the Offering at a purchase price of $10.00 per share (the "Purchase Price").

The Offering; Purchase
Priorities:
                             As part of the Conversion and Reorganization, the Holding Company is offering up to 920,000 shares of Common Stock (i.e., Conversion Stock) at a Purchase Price of $10.00 per share in the Subscription Offering. As described in more detail below, nontransferable rights to subscribe for the Conversion Stock in the Subscription Offering have been granted to certain persons according to certain preference categories and, subject to the prior rights of holders of Subscription Rights, the Holding Company is also offering shares of Conversion Stock in the Community Offering to members of the general public. In the event of an oversubscription in the Subscription and Community Offering, up to 138,000 additional shares may be issued to reflect changes in market and financial conditions and to cover additional subscriptions. The Primary Parties may reject, in whole or in part, orders received in the Community Offering in their sole discretion.

                             The Primary Parties have retained Trident
                             Securities, Inc. as consultant and advisor in connection with the Offering and to assist in soliciting subscriptions in the Offering.

Non-Transferability of
Subscription Rights:
                             Prior to completion of the Conversion, holders of Subscription Rights may not transfer or enter into any agreement or understanding to transfer Subscription Rights or the shares of Common Stock to be issued upon the exercise of Subscription Rights.

Subscription and Community
Expiration Time:
                             Subscription Rights will expire at 12:00 noon,
                             St. Louis, Missouri time, on        , 1997 (the
                             "Subscription Expiration Time"), unless the
                             Subscription Offering is extended by the
                             Association and the Holding Company. The
                             Community Offering, if one is held, is expected to begin immediately after the Subscription Expiration Time, but may begin at any time during the Subscription Offering. The Community Offering may terminate on or after the Subscription
                             Expiration Time, but not later than       , 1997
                             (or       , 1997 if the Subscription Offering is
                             fully extended) ("Community Offering Expiration Time"), unless further extended with the consent of the OTS.

Appraisal; Number of
Shares Offered:
                             The Plan requires that the purchase price of the Conversion Stock must be based on the appraised pro forma market value of the Conversion Stock, as determined on the basis of an independent valuation. The Primary Parties have retained RP Financial to make such valuation.

                             The Appraisal has been prepared by RP Financial in reliance upon the information contained in this Prospectus, including the Consolidated Financial Statements of the Association. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Primary Parties and the economic and demographic conditions in the Association's existing market area; certain historical, financial and other information relating to the Association; a comparative evaluation of the operating and financial statistics of the Association with those of other similarly situated publicly-traded companies located in Missouri and Illinois and other regions of the United States; the aggregate size of the offering of the Conversion Stock; the impact of the Conversion and Reorganization on the Association's net worth and earnings potential; the proposed dividend policy of the Holding Company and the Association; and the trading market for the Association Shares and securities of comparable companies and general conditions in the market for such securities.

                             RP Financial has advised the Primary Parties in its opinion the estimated pro forma market value of the Association and the Mutual Holding Company on a combined basis was $15,037,594 as of June 20, 1997. Because the holders of the Public Association Shares will continue to hold the same aggregate percentage ownership interest in the Holding Company as they currently hold in the Association (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares, any exercise of dissenters' rights and any shares of Conversion Stock purchased by the Association's stockholders in the Offering or by the ESOP thereafter), the Appraisal was multiplied by the Mutual Holding Company's percentage interest in the Association (i.e., 53.2%) to determine the midpoint of the valuation ($8,000,000), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $6,800,000 to $9,200,000. The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 680,000 to 920,000 shares of Conversion Stock being offered.

                             Upon consummation of the Conversion and
                             Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 53.2% and 46.8%, respectively, of the Holding Company's total outstanding shares. The Boards of Directors of the Primary Parties reviewed RP Financial's appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the Offering Price Range was reasonable and adequate. The Boards of Directors of the Primary Parties also established the formula for determining the Exchange Ratio. Based upon such formula and the Offering Price Range, the Exchange Ratio ranged from a minimum of 1.5283 to a maximum of 2.0678 Exchange Shares for each Public Association Share, with a midpoint of 1.7981. Based upon these Exchange Ratios, the Holding Company expects to issue between 598,195 and 809,323 Exchange Shares to the holders of Public Association Shares outstanding immediately prior to the consummation of the Conversion and Reorganization.

Purchase Limitations:        With the exception of Employee Stock Benefit
                             Plans (which would include the ESOP), which may purchase up to an aggregate of 7% of the number of shares of Conversion Stock to be issued in the Offering, no person or entity, together with associates of, or persons acting in concert with, such person or entity, may purchase shares of Conversion Stock in an amount that, when combined with Exchange Shares received by such person, exceeds 62,500 shares of Common Stock. Each person subscribing for Conversion Stock in the Offering must subscribe for at least 25 shares.
                             Because the purchase limitations contained in the Plan include Exchange Shares to be issued to Public Stockholders for their Public Association
                             Shares, certain holders of Public Association
                             Shares may be limited in their ability to purchase Conversion Stock in the Offering.

Certain Benefits:            The Board of Directors of the Holding Company has
                             approved three benefit plans pursuant to which officers, directors and employees of the Holding
                             Company and the Association may be entitled to receive, following the Conversion and
                             Reorganization, shares of Common Stock or options to acquire shares of Common Stock, In addition, the Board of Directors of the Holding Company has approved employment agreements for its executive officers.

                             In connection with the Mutual Holding Company Reorganization, the Association adopted the ESOP for the exclusive benefit of participating employees. Employees who have attained the age of 21 years and have completed one year of service with the Association are eligible to participate under the ESOP. Upon consummation of the Conversion and Reorganization, the ESOP will be funded by contributions made by the Association solely in cash. The ESOP intends to purchase in the Offering up to an aggregate of 7% of the number of shares of Conversion Stock to be issued in the Offering.

                             The Board of Directors of the Holding Company intends to adopt the 1997 Stock Option and Incentive Plan (the "1997 Stock Option Plan") and to submit it to stockholders for approval following consummation of the Conversion and Reorganization. The 1997 Stock Option Plan is intended to promote stock ownership by directors and selected officers and employees of the Holding Company and the Association to increase their proprietary interest in the Holding Company and to encourage them to remain in the service of the Holding Company or the Association.

                             Notwithstanding when the 1997 Stock Option Plan is submitted to and approved by the stockholders, upon receipt of stockholder approval to establish the 1997 Stock Option Plan, the Board of Directors intends to reserve an amount of stock equal to 10% of the Conversion Stock sold in the Offering for issuance under the 1997 Stock Option Plan (or between 68,000 shares and 92,000 shares, assuming the sale of between 680,000 shares and 920,000 shares of Conversion Stock in the Offering).

                             The Board of Directors of the Holding Company intends to adopt the 1997 Management Recognition Plan and Trust (the "1997 MRP") and to submit it to stockholders for approval following consummation of the Conversion and Reorganization. The 1997 MRP is intended as a method of providing directors, officers and certain employees of the Holding Company or the Association with a proprietary interest in the Holding Company and to encourage such persons to remain with the Holding Company or the Association.

                             Notwithstanding when the 1997 MRP is submitted to and approved by the stockholders, when the Holding Company receives stockholder approval to establish the 1997 MRP, the Holding Company will contribute funds to the 1997 MRP to enable it to acquire shares of Common Stock in an amount equal to 3% of the number of shares of Conversion Stock sold in the Offering, or up to 27,600 shares of Common Stock assuming the sale of 920,000 shares at $10.00 per share (the maximum of the Offering Price Range).

                             The Holding Company intends to enter into new employment agreements with Richard C. Fellhauer, President and Chief Executive Officer of the Holding Company and the Association, Michael A. Deelo, Executive Vice President and Chief Financial Officer of the Association, and Leonard
                             O. Wolter, Vice President of the Association, each of which would be effective as of the consummation of the Conversion and Reorganization. Each employment agreement provides that the individual will be employed for a three-year term. Such term may be extended for additional one-year periods by action of the Board of Directors of the Holding Company taken on each successive anniversary of the effective date of the employment agreement. Each of Messrs. Fellhauer, Deelo and Wolter may terminate their employment agreements at any time upon 90 days' prior written notice to the Board of Directors of the Holding Company and the Association.

Use of Proceeds:             The net proceeds from the sale of the Conversion
                             Stock are expected to range from $6.4 million, at the minimum of the Offering Price Range, to $8.8 million, at the maximum of the Offering Price
                             Range. At the midpoint of the Offering Price
                             Range, the estimated net proceeds from the sale of the Conversion Stock would be $7.6 million.
                             Pursuant to the business plan adopted by the Holding Company and the Association on June 20,
                             1997 in contemplation of the Conversion and Reorganization, the Holding Company plans to contribute to the Association 50% of the net proceeds from the sale of the Conversion Stock and retain the remainder of the net proceeds.
                             Assuming that the Conversion and Reorganization is consummated at the midpoint of the Offering
                             Price Range, the Association will receive approximately $3.8 million and the Holding
                             Company will retain approximately $3.8 million, out of which the Holding Company will make a loan to the Association's ESOP in the amount of $696,000 and fund the 1997 MRP at a later date in the amount of $240,000, provided the 1997 MRP is approved by the Holding Company's stockholders.
                             The Holding Company intends to invest the net proceeds of the Offering that it retains initially in short-term and intermediate-term deposits and U.S. government and federal agency securities. Thereafter, funds retained by the Holding Company will be deployed in accordance with the Holding Company's and the Association's business plan as determined by the Board of Directors of the Holding Company, as specific business opportunities or requirements arise and for general corporate purposes.

                             The Association will invest the proceeds of the Offering that are made available to it by the Holding Company initially in cash and short-term investment securities (i.e., remaining maturities ranging up to 12 months) pending their application pursuant to its business plan. The business plan of the Holding Company and Association contemplates continuation of the Association's current lending and investment strategies that emphasize one- to four-family mortgage loans and U.S. government and agency securities and mortgage-backed securities.

Dividends:                   Upon consummation of the Conversion and
                             Reorganization, the Board of Directors of the Holding Company will have the authority to declare and pay dividends on the Common Stock.
                             The Board of Directors of the Holding Company intends to pay cash dividends on the Common Stock at an initial quarterly rate equal to $0.17 per share (the amount of the existing quarterly dividend on the Association Shares) divided by the Exchange Ratio, commencing with the first full quarter following consummation of the Conversion and Reorganization, which will have the effect of initially maintaining the aggregate amount of quarterly cash dividends received by the Public Stockholders. Based on the current
                             Offering Price Range, the Exchange Ratio is expected to be 1.5283, 1.7981, 2.0678 and 2.3779 at the minimum, midpoint, maximum and 15% above maximum of the Offering Price Range, respectively, resulting in an initial quarterly dividend rate of $0.11, $0.09, $0.08 and $0.07 per share, respectively. Declarations and payments of dividends by the Board of Directors will depend upon a number of factors, including the amount of the net proceeds retained by the Holding Company, capital requirements, regulatory limitations, the Association's and the Holding
                             Company's financial condition and results of operations, tax considerations and general economic conditions.

Market for Common Stock      The Holding Company has never issued capital
                             stock (other than 100 shares issued to the Association, which will be canceled upon consummation of the Conversion and
                             Reorganization), and to date an active and liquid trading market has not developed for the 391,400
                             Public Association Shares outstanding prior to the Offering. Consequently, there is no established market for the Common Stock to be issued in the Exchange and the Offering. The
                             Holding Company has received conditional approval to have the Common Stock listed on the Nasdaq
                             National Market ("NMS") under the symbol "ESBX."
                             In order for the Common Stock to be listed on the Nasdaq NMS, however, there must be, among other things, two market makers for the Common Stock.
                             Trident intends to act as a market maker for the Common Stock and will assist the Holding Company in retaining at least one other market maker. The
                             Holding Company will use its best efforts to encourage and assist market making to establish and maintain a market for the Common Stock. There can be no assurance, however, that any additional market makers for the Common Stock will be obtained or that the Common Stock will be listed on the Nasdaq NMS or, if listed, will continue to be eligible for such listing. If the Holding
                             Company should prove unable, for any reason, to list the Common Stock on the Nasdaq NMS or to continue to be eligible for such listing, then the Holding Company intends to list the Common
                             Stock on the Nasdaq SmallCap Market, subject to the applicable listing criteria for that market.

               SUMMARY OF PROPOSED CONVERSION AND REORGANIZATION

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing in the Prospectus, being delivered herewith, the contents of which are hereby incorporated herein by reference.

THE CONVERSION

  The Boards of Directors of the Mutual Holding Company and the Association unanimously adopted the Plan as of May 16, 1997, which was amended on June 20, 1997 and August 8, 1997. The Plan has been approved by the OTS, subject to, among other things, approval of the Plan by the Members of the Mutual Holding Company at the Special Meeting and the stockholders of the Association at a
special meeting called for this purpose on       , 1997. The Holding Company's
application to become the holding company for the converted Association must be approved by the OTS before the Conversion can be completed.

  At the direction of the Association, the Holding Company was incorporated under Delaware law on May 14, 1997 and is currently a first-tier wholly owned subsidiary of the Association. Pursuant to the Plan, (i) the Mutual Holding Company will convert from mutual form to a federal interim stock savings association and simultaneously merge with and into the Association, pursuant to which the Mutual Holding Company will cease to exist and the Association Shares held by the Mutual Holding Company will be canceled, (ii) the Association will establish, as a wholly-owned subsidiary, the Holding Company, that will become the new holding company for the Association upon completion of the transactions contemplated by the Plan, (iii) the Holding Company will establish, as a wholly-owned subsidiary, a second federal interim stock savings association that will merge with and into the Association, whereby the Association will become a wholly-owned subsidiary of the Holding Company and the Public Association Shares will be converted into the Exchange Shares pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Common Stock to be outstanding upon the completion of the Conversion and Reorganization as the percentage of Association Shares owned by them in the aggregate immediately prior to consummation of the Conversion and Reorganization, before giving effect to (a) the payment of cash in lieu of issuing fractional Exchange Shares, (b) any shares of Conversion Stock purchased by the Public Stockholders in the Offering or the ESOP thereafter, and (c) any exercise of dissenters' rights. Upon consummation of the Conversion and Reorganization, the Association will change its name to "Equality Savings Bank."

The following diagram summarizes the current organizational structure of the parties' ownership interests.



----------------------------------            ----------------------------------

      Public Stockholders                      First Missouri Financial, M.H.C.

----------------------------------            ----------------------------------

                46.8%                                           53.2%

      -------------------------------------------------------------------

                                         100%


            -------------------------------------------------------

                  Equality Savings and Loan Association, F.A.

            -------------------------------------------------------



      -------------------------------------------------------------------

                 100%                                            100%

----------------------------------            ----------------------------------

  Equality Commodity Corporation                 Equality Mortgage Corporation

----------------------------------            ----------------------------------

                 100%

----------------------------------

    Dutch Town Development Co.

----------------------------------

The following diagram reflects the Conversion and Reorganization including (i) the merger of the Mutual Holding Company (following its conversion into an interim federal stock savings association) with and into the Association, (ii) the merger of Interim with and into the Association, pursuant to which the Public Association Shares will be converted into Exchange Shares, and (iii) the offering of Conversion Stock.

   --------------        ----------------              --------------
     Existing             First Missouri                    New
      Public                Financial,                     Public
    Stockholders              M.H.C.                    Stockholders
   --------------        ----------------              --------------
                                    MHC converts to                Eligible
                                    Stock Interim Thrift           Account-
                                                                   holders and
       46.8%                    53.2%                              others

         --------------------------
                   100%
                                                ---------
                                                  Stock
                                                 Interim
    ------------------------                      Thrift
     Equality Savings and                       ---------
     Loan Association, F.A.
    ------------------------            Stock Interim Thrift
                                        Merges into Equality:
   Equality forms       100%            53.2% ownership cancelled
   Bancorp

    ------------------------
     Equality Bancorp, Inc.                                          Offering of
    ------------------------                                    conversion stock

                        100%
   Bancorp forms Stock
   Interim Thrift

       ---------
         Stock
        Interim
         Thrift
       ---------

        Stock Interim Thrift merges into Equality; existing public stockholders exchange shares of Equality for some proportional ownership of Bancorp: shares of Stock Interim Thrift held by Bancorp continue as shares of survivor in the merger; shares of Bancorp held by Equality cancelled.

The following diagram summarizes the resulting organizational structure of the parties' ownership interests.



            -------------------------------------------------------

                     Existing and New Public Stockholders

            -------------------------------------------------------

                                         100%

            -------------------------------------------------------

                            Equality Bancorp, Inc.

            -------------------------------------------------------

                                         100%

            -------------------------------------------------------

                            Equality Savings Bank,
            (Formerly, Equality Savings and Loan Association, F.A.)

            -------------------------------------------------------


      -------------------------------------------------------------------

                 100%                                            100%

----------------------------------            ----------------------------------

  Equality Commodity Corporation                 Equality Mortgage Corporation

----------------------------------            ----------------------------------

                 100%

----------------------------------

    Dutch Town Development Co.

----------------------------------

  The Plan of Merger providing for the merger of the Mutual Holding Company with and into the Association, which is attached to this proxy statement as Appendix B, and the Plan of Merger providing for the merger of Interim with and into the Association each must be approved by the holders of at least two-thirds of the outstanding Association Shares at the Stockholders' Meeting. The Plan of Merger between Interim and the Association also must be approved by the Holding Company, as the sole stockholder of Interim.

  In addition, the Primary Parties have conditioned the consummation of the Conversion and Reorganization upon the approval of the Plan, including the Plans of Merger, by at least a majority of the votes cast, in person or by proxy, by the Public Stockholders at the Stockholders' Meeting. The Plan is subject to the approval of the OTS, and it also must be approved by at least a majority of the total outstanding votes of the voting members of the Mutual Holding Company at the Special Meeting, which votes may be cast in person or by proxy.

PURPOSES OF CONVERSION

  The Boards of Directors of the Mutual Holding Company and the Association believe that a conversion of the Mutual Holding Company to stock form and the reorganization of the Association pursuant to the Plan is in the best interests of the Mutual Holding Company and the Association, as well as the best interests of the members of the Mutual Holding Company and the Public Stockholders. The Conversion and Reorganization will result in the Association being wholly owned by a stock holding company, which is a more common structure and form of ownership than a mutual holding company. In addition, the Conversion and Reorganization will result in the raising of additional equity capital for the Association and the Holding Company and is expected to result in a more active and liquid market for the Common Stock than currently exists for the Association Shares, although there can be no assurances that this will be the case. Finally, the Conversion and Reorganization has been structured to reunite the accumulated earnings and profits tax attribute retained by the Mutual Holding Company with the retained earnings of the Association through a tax-free reorganization. This will increase the Association's ability to pay dividends in the future.

  If the Association had undertaken a standard conversion involving the formation of a stock holding company in 1993, applicable OTS regulations would have required a greater amount of Association Shares to be sold than resulted in the amount of net proceeds raised in connection with the formation of the Mutual Holding Company. In addition, if a standard conversion had been conducted in 1993, management of the Association believed that it would have been difficult to profitably invest the larger amount of capital that would have been raised, when compared to the amount of net proceeds raised in connection with the formation of the Mutual Holding Company. A standard conversion in 1993 also would have immediately eliminated all aspects of the mutual form of organization.

  Subsequent to the formation of the Mutual Holding Company, there have been certain changes in the regulations and policies of the OTS relating to mutual holding companies. In recent years, the U.S. Congress has proposed major overhauls to the structure of the thrift industry that include eliminating the federal savings association charter, which is the charter the Association currently operates under. These proposals also have created uncertainty concerning the future of the mutual form of ownership. In addition, since the Mutual Holding Company Reorganization in 1993, the Boards of Directors of the Mutual Holding Company and the Association have realized a need to create additional liquidity for the Association Shares and believe the Holding Company and the Association can effectively deploy the additional equity capital raised in the Conversion and Reorganization. In light of the foregoing, the Boards of Directors of the Mutual Holding Company and the Association believe that it is in the best interests of such companies and their respective members and stockholders to undertake the Conversion and Reorganization.

THE OFFERINGS

  The Plan requires that the purchase price of the Conversion Stock must be based on the appraised pro forma market value of the Conversion Stock, as determined on the basis of an independent valuation. The Primary Parties have retained RP Financial to make such valuation. RP Financial has advised the Primary Parties in its opinion the estimated pro forma market value of the Association and the Mutual Holding Company on a combined basis was $15,037,594 as of June 20, 1997. Because the holders of the Public Association Shares will continue to hold the same aggregate percentage ownership interest in the Holding Company as they currently hold in the Association (before giving effect to the payment of cash in lieu of issuing fractional Exchange Shares, any exercise of dissenters' rights and any shares of Conversion Stock purchased by the Association's stockholders in the Offering or by the ESOP thereafter), the Appraisal was multiplied by the Mutual Holding Company's percentage interest in the Association (i.e., 53.2%) to determine the midpoint of the valuation ($8,000,000), and the minimum and maximum of the valuation were set at 15% below and above the midpoint, respectively, resulting in a range of $6,800,000 to $9,200,000. The Boards of Directors of the Primary Parties determined that the Conversion Stock would be sold at $10.00 per share, resulting in a range of 680,000 to 920,000 shares of Conversion Stock being offered. Upon consummation of the Conversion and Reorganization, the Conversion Stock and the Exchange Shares will represent approximately 53.2% and 46.8%, respectively, of the Holding Company's total outstanding shares.

  The Boards of Directors of the Primary Parties also established the formula for determining the Exchange Ratio. Based upon such formula and the Offering Price Range, the Exchange Ratio ranged from a minimum of 1.5283 to a maximum of 2.0678 Exchange Shares for each Public Association Share, with a midpoint of 1.7981. Based upon these Exchange Ratios, the Holding Company expects to issue between 598,195 and 809,323 Exchange Shares to the holders of Public Association Shares outstanding immediately prior to the consummation of the Conversion and Reorganization. The Offering Price Range and the Exchange Ratio may be amended with the approval of the OTS, if required, or if necessitated by subsequent developments in the financial condition of any of the Primary Parties or market conditions generally. In the event the Appraisal is updated to below $12,781,955 or above $19,887,218, such updated Appraisal will be filed with the SEC by post-effective amendment.

  The following table sets forth, based upon the minimum, midpoint, maximum and 15% above the maximum of the Offering Price Range, the following: (i) the total number of shares of Conversion Stock and Exchange Shares to be issued in the Conversion and Reorganization, (ii) the percentage of the total Common Stock represented by the Conversion Stock and the Exchange Shares, (iii) the total shares of Common Stock to be outstanding upon consummation of the Conversion and Reorganization, and (iv) the Exchange Ratio. The table assumes that no holder of Public Association Shares exercises dissenters' rights and that there is no cash paid in lieu of issuing fractional Exchange Shares.

                         CONVERSION STOCK TO  EXCHANGE SHARES TO   TOTAL SHARES OF
                              BE ISSUED            BE ISSUED        COMMON STOCK
                         -------------------- --------------------      TO BE
                           AMOUNT    PERCENT   AMOUNT     PERCENT    OUTSTANDING   EXCHANGE RATIO
                         ----------- -------- ---------- --------- --------------- --------------
Minimum.................     680,000    53.2%    598,195     46.8%    1,278,195        1.5283
Midpoint................     800,000    53.2%    703,759     46.8%    1,503,759        1.7981
Maximum.................     920,000    53.2%    809,323     46.8%    1,729,323        2.0678
15% above Maximum.......   1,058,000    53.2%    930,721     46.8%    1,988,721        2.3779

  RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing such shares. RP Financial did not independently verify the Consolidated Financial Statements and other information provided by the Association and the Mutual Holding Company, nor did RP Financial value independently the assets or liabilities of the Association. The valuation considers the Association and the Mutual Holding Company as going concerns and should not be considered as an indication of the liquidation value of the Association and the Mutual Holding Company. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing Conversion Stock or receiving Exchange Shares in the Conversion and Reorganization will thereafter be able to sell such shares at prices at or above the Purchase Price or in the range of the foregoing valuation of the pro forma market value thereof.

  As part of the Conversion and Reorganization, the Holding Company is offering up to 920,000 shares of Common Stock (i.e., Conversion Stock) at a Purchase Price of $10.00 per share in the Subscription Offering. As described in more detail below, nontransferable rights to subscribe for the Conversion Stock in the Subscription Offering have been granted to certain persons according to certain preference categories and, subject to the prior rights of holders of Subscription Rights, the Holding Company is also offering shares of Conversion Stock in the Community Offering to members of the general public. In the event of an oversubscription in the Subscription and Community Offering, up to 138,000 additional shares may be issued to reflect changes in market and financial conditions and to cover additional subscriptions. The Primary Parties may reject, in whole or in part, orders received in the Community Offering in their sole discretion.

  Subscription Offering. In accordance with the OTS's regulations, subscription rights have been granted pursuant to the Subscription Offering under the Plan to the following persons (collectively, the "Eligible Subscribers") in the following order of priority: (1) Eligible Account Holders (depositors with aggregate account balances of $50 or more on deposit at the Association as of March 31, 1996); (2) Employee Stock Benefit Plans (which would include the ESOP but not include the 1997 MRP); (3) Supplemental Eligible Account Holders (depositors with aggregate account balances of $50 or more on deposit at the Association, other than officers or directors of the Mutual Holding Company or the Association or any of their associates, as of
    , 1997); (4) Other Members (depositors and certain borrowers as of     ,
1997, the voting record date, who are not Eligible Account Holders or Supplemental Eligible Holders); (5) directors, officers and employees of the Mutual Holding Company and the Association; and (6) the Public Stockholders. Subscription Rights are nontransferable and have been granted to Eligible Subscribers without charge. No Eligible Subscriber is required to purchase any shares of Conversion Stock in the Subscription Offering. All subscriptions received will be subject to the availability of Conversion Stock after satisfaction of subscriptions of all Eligible Subscribers having prior rights in the Subscription Offering and to the maximum purchase limitations and other terms and conditions set forth in the Plan and described below.

  Expiration Date for the Subscription Offering. The Subscription Offering
will expire at 12:00 Noon, Central Time, on    , 1997, unless extended by the
Holding Company with the approval of the OTS, if necessary. Such extensions
may not be extended beyond     , 199 . Subscription rights which have not been
exercised prior to the Expiration Date will become void.

  The Primary Parties will not execute orders until at least the minimum number of shares of Conversion Stock (680,000 shares) have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Expiration Date, unless such period is extended with the consent of the OTS, all funds delivered to the Holding Company pursuant to the Subscription Offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Expiration Date is granted, the Holding Company will notify subscribers of the extension of time and subscribers will be resolicited and permitted to modify or cancel their subscriptions.

  Community Offering. Subject to the minimum purchase limitation set forth in the Plan and to the availability of shares of the Conversion Stock after satisfaction of all subscriptions of Eligible Account Holders, Employee Stock Benefit Plans, Supplemental Eligible Account Holders, Other Members, directors, officers and employees and Public Stockholders, the remaining shares of the Conversion Stock will be offered in the Community Offering to natural persons who reside in Missouri and to whomever else the Prospectus is delivered ("Other Purchasers"), giving preference to natural persons residing in the Missouri counties of St. Louis City, St. Louis, Jefferson, St. Charles and Franklin ("Preferred Other Purchasers") in a manner designed to achieve the widest possible distribution of Conversion Stock. The Community Offering may commence concurrently with or as soon as practicable after completion of the Subscription Offering and must be completed within 45 days after completion of the Subscription Offering, unless extended with the approval of the OTS.

  Other purchasers, together with associates of and persons acting in concert with such persons, may purchase up to the number of shares of Conversion Stock that when combined with Exchange Shares received aggregate 62,500 shares of Common Stock. THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF CONVERSION STOCK IN THE

COMMUNITY OFFERING CATEGORY IS SUBJECT TO THE RIGHT OF THE PRIMARY PARTIES, IN THEIR SOLE DISCRETION, TO ACCEPT OR REJECT ANY SUCH ORDERS IN WHOLE OR IN PART EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE.

  THE SUBSCRIPTION OFFERING HAS COMMENCED AS OF THE DATE OF MAILING OF THIS PROXY STATEMENT. THE PROSPECTUS PROVIDED HEREWITH EXPLAINS THE TERMS OF THE SUBSCRIPTION AND COMMUNITY OFFERING, INCLUDING HOW TO ORDER AND PAY FOR SHARES, AND DESCRIBES THE BUSINESS OF THE MUTUAL HOLDING COMPANY, THE ASSOCIATION AND THE HOLDING COMPANY, AND SHOULD BE READ BY ALL PERSONS WHO WISH TO CONSIDER SUBSCRIBING FOR COMMON STOCK.

EFFECTS OF THE CONVERSION AND REORGANIZATION

  General. Prior to the Conversion and Reorganization, each depositor in the Association has both a deposit account in the institution and a pro rata ownership interest in the net worth of the Mutual Holding Company based upon the balance in his account, which interest may only be realized in the event of a liquidation of the Mutual Holding Company. This ownership interest, however, is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his ownership interest in the net worth of the Mutual Holding Company, which is lost to the extent that the balance in the account is reduced.

  Consequently, the depositors of the Association normally have no way to realize the value of their ownership interest in the Mutual Holding Company, which has realizable value only in the unlikely event that the Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the Mutual Holding Company after other claims are paid.

  Upon consummation of the Conversion and Reorganization, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Holding Company. The Common Stock of the Holding Company is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any account the seller may hold in the Association.

  Continuity. While the Conversion and Reorganization is being accomplished, the normal business of the Association of accepting deposits and making loans will continue without interruption. The Association will continue to be subject to regulation by the OTS and the FDIC. After the Conversion and Reorganization, the Association will continue to provide services for depositors and borrowers under current policies by its present management and staff.

  The directors and officers of the Association at the time of the Conversion and Reorganization will continue to serve as directors and officers of the Association after the Conversion and Reorganization. The directors and officers of the Holding Company consist of individuals currently serving as directors and officers of the Mutual Holding Company and the Association, and they generally will retain their positions in the Holding Company after the Conversion and Reorganization.

  Effect on Public Association Shares. Under the Plan, upon consummation of the Conversion and Reorganization, the Public Association Shares shall be converted into Common Stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of the Public Association Shares, Common Stock will be issued in exchange for such shares.

  Upon consummation of the Conversion and Reorganization, the Public Stockholders of the Association, a federally chartered savings association, will become stockholders of the Holding Company, a Delaware corporation.

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

  Effect on Deposit Accounts. Under the Plan, each depositor in the Association at the time of the Conversion and Reorganization will automatically continue as a depositor after the Conversion and Reorganization, and each such deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent that funds in the account are withdrawn to purchase Conversion Stock to be issued in the Offering. Each such account will be insured by the FDIC to the same extent as before the Conversion and Reorganization. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

  Effect on Loans. No loan outstanding from the Association will be affected by the Conversion and Reorganization, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the Conversion and Reorganization.

  Effect on Voting Rights of Members. At present, all depositors and certain borrowers of the Association are members of, and have voting rights in, the Mutual Holding Company as to all matters requiring membership action. Upon completion of the Conversion and Reorganization, depositors and borrowers will cease to be members and will no longer be entitled to vote at meetings of the Mutual Holding Company (which will cease to exist). Upon completion of the Conversion and Reorganization, all voting rights in the Association will be vested in the Holding Company as the sole stockholder of the Association. Exclusive voting rights with respect to the Holding Company will be vested in the holders of Common Stock. Depositors of and borrowers from the Association will not have voting rights in the Holding Company after the Conversion and Reorganization, except to the extent that they become stockholders of the Holding Company.

  Tax Effects. Consummation of the Conversion and Reorganization is expressly conditioned upon prior receipt of either a ruling or an opinion of counsel or of a certified public accounting firm with respect to federal tax laws, and either a ruling or an opinion with respect to Missouri income tax laws, to the effect that consummation of the transactions contemplated hereby will not result in a taxable reorganization under the provisions of the applicable codes or otherwise result in any adverse tax consequences to the Mutual Holding Company, the Association, the Holding Company or to account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. This condition may not be waived by the Primary Parties.

  KPMG Peat Marwick LLP has issued an opinion to the Holding Company, the Association and the Mutual Holding Company to the effect that, for federal income tax purposes: (1) the converted Mutual Holding Company's merger with and into the Association, with the Association being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (2) no gain or loss will be recognized by the Association upon the receipt of the assets of the Mutual Holding Company in such merger, (3) the merger of Interim with and into the Association, with the Association being the surviving institution, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code, (4) no gain or loss will be recognized by Interim upon the transfer of its assets to the Association, (5) no gain or loss will be recognized by the Association upon the receipt of the assets of Interim, (6) no gain or loss will be recognized by the Holding Company upon the receipt of Association common stock solely in exchange for Common Stock, (7) no gain or loss will be recognized by the Public Stockholders upon the receipt of Common Stock solely in exchange for their Public Association Shares, (8) the basis of the Common Stock to be received by the Public Stockholders will be the same as the basis of the Public Association Shares surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares, (9) the holding period of the Common Stock to be received by the Public Stockholders will include the holding period of the Public Association Shares, provided that the Public Association Shares were held as a capital asset on the date of the exchange, and (10) no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon distribution to them of subscription rights to purchase shares of Conversion Stock, provided that the amount paid for the Conversion Stock is equal to the fair market value of the Conversion Stock.


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

  KPMG Peat Marwick LLP has also issued an opinion to the Holding Company and the Association to the effect that there are no material adverse Missouri income tax consequences as a result of the Conversion and Reorganization.

  Unlike private rulings, an opinion is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

  Effect on Liquidation Rights. In the unlikely event of a complete liquidation of the Mutual Holding Company in its present mutual form, each depositor of the Association would receive his or her pro rata share of any assets of the Mutual Holding Company remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in the Association at the time of liquidation. After the Conversion and Reorganization, each depositor, in the event of a complete liquidation of the Association, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Association. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value or assets of the Association or the Holding Company above that amount.

  The Plan provides for the establishment, upon the completion of the Conversion and Reorganization, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the Mutual Holding Company plus the greater of (1) the Association's retained earnings of $8,067,000 at March 31, 1993, the date of the latest statement of financial condition contained in the final offering circular utilized in the Mutual Holding Company Reorganization, or (2) 53.2% of the Association's total stockholders' equity as reflected in its latest balance sheet contained in the final Prospectus utilized in the Offering. As of the date of this Prospectus,
the initial balance of the liquidation account would be $   . Each Eligible
Account Holder and Supplemental Eligible Account Holder, if he were to continue to maintain his deposit account at the Association, would be entitled, upon a complete liquidation of the Association after the Conversion and Reorganization, to an interest in the liquidation account prior to any payment to the Holding Company as the sole stockholder of the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the
Association at the close of business on March 31, 1996 or       , 1997, as the
case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation balance of each such deposit account on the March 31, 1996 Eligibility Record Date (or the
      , 1997 Supplemental Eligibility Record Date, as the case may be) bore to the balance of all deposit accounts in the Association on such date.

  If, however, on any March 31 annual closing date of the Association, commencing March 31, 1998, the amount in any deposit account is less than the
amount in such deposit account on March 31, 1996 or       , 1997, as the case
may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company as the sole stockholder of the Association.

  Effect on Existing Compensation Plans. Upon consummation of the Plan, the rights and obligations of the Association under Association's 1993 Stock Option and Incentive Plan will be assumed by the Holding Company, and shares of Common Stock will be issued (or reserved for issuance) pursuant to such plan in substitution for Association Shares.

                     HOW TO OBTAIN ADDITIONAL INFORMATION

  The Prospectus being delivered herewith contains, among other things, audited consolidated financial statements of the Association for the past three years; management's discussion and analysis of the Association's financial condition and operations; a description of the Association's lending, savings, investment and borrowing activities; compensation and other benefits provided to directors and officers of the Association and the Holding Company; and information regarding and additional information about the Holding Company, the Conversion and Reorganization, the Exchange and the Offering.

  The Association is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the OTS. Such reports, proxy statements and other information can be inspected at the principal office of the OTS at 1700 G Street, N.W., Washington, D.C. 20552.

  The Holding Company has filed with the SEC a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Conversion Stock and Exchange Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information regarding the Holding Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and such exhibits, which can be inspected without charge at the office of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of which can be obtained from the SEC at prescribed rates. Such materials may also be available at the SEC's web site at "http://www.sec.gov." Copies of the Registration Statement, including RP Financial's appraisal report, are also available for inspection at the office of the Association at 4131 South Grand Boulevard, St. Louis, Missouri 63118-3464. Inquiries concerning such inspections can be made to the Association at (314) 352-3199.

  The Mutual Holding Company has filed an Application for Conversion with the OTS with respect to the Conversion and Reorganization. This Prospectus omits certain information contained in that application. The application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552, and at the Midwest Regional Office of the OTS located at 122 West John Carpenter Freeway, Suite 600, Irving, Texas 75039.

  A Copy of the Association's proposed stock charter is attached as Exhibit A to the Plan of Merger between Equality Savings and Loan Association, F.A. and Interim II Savings and Loan Association, F.A., which is attached to the Plan as Annex B. Copies of the Holding Company's certificate of incorporation and bylaws are available for inspection at each of the offices of the Association and may be obtained by writing to the Association at 4131 South Grand Boulevard, St. Louis, Missouri 63118-3464, by telephoning the Stock Information Center at (314) 352-3199 or by returning the enclosed postage prepaid request card.

  YOUR VOTE IS VERY IMPORTANT TO US. Please take a moment now to complete and return your proxy card in the postage-paid envelope provided. You may still attend the Special Meeting and vote in person even though you have voted your proxy. Failure to vote may have the same effect as voting against the Conversion and Reorganization.

  IMPORTANT: YOU MAY BE ENTITLED TO VOTE IN MORE THAN ONE CAPACITY. PLEASE SIGN, DATE AND PROMPTLY RETURN EACH PROXY CARD YOU RECEIVE.

                               ----------------

  THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS.

  THE SHARES OF COMMON STOCK OFFERED IN THE CONVERSION AND REORGANIZATION ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT FEDERALLY INSURED OR GUARANTEED.

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